Exhibit 99.1

Temecula Valley Bancorp Appoints Michael Curran as Senior Vice President,
                          Chief Risk Officer

    TEMECULA, Calif.--(BUSINESS WIRE)--July 5, 2005--Temecula Valley Bancorp (OTCBB:TMCV) announced the appointment of Michael J. Curran as Senior Vice president, Chief Risk Officer. Mr. Curran will head the bank's risk management group and have overall responsibility for maintaining Temecula Valley Bank's Risk management program. He and his team will work with all business units of the bank to ensure regulatory requirements are incorporated into policies and procedures. Mike will provide regulatory guidance to bank personnel and act a liaison with state and federal regulators.
    Mr. Curran holds a bachelor degree in business administration from University of San Diego and brings over 20 years of expertise to the bank. Prior to joining Temecula Valley Bank, Mr. Curran served as a Financial Institution Manager with the California Department of Financial Institutions.
    Temecula Valley Bank was established in 1996 and operates full service offices in Temecula, Murrieta, Fallbrook, Escondido, Rancho Bernardo and El Cajon. Temecula Valley Bancorp was established in June 2002 and operates as a one-bank holding company for Temecula Valley Bank. As a Preferred Lender (PLP) since 1998, the locally owned and operated bank also has SBA loan production offices in California, Washington, Colorado, Illinois, New Jersey, Ohio, Florida, Georgia, North Carolina. The Bancorp's common stock is traded over the counter with the stock symbol TMCV.OB and the bank's Internet Web site can be reached at www.temvalbank.com.

    CONTACT: Temecula Valley Bank
             Stephen H. Wacknitz, 951-694-9940